Exhibit 99

GORMAN-RUPP REPORTS THIRD QUARTER 2007 RESULTS, RECORD BACKLOG AND ANNOUNCES STOCK SPLIT AND CASH DIVIDEND INCREASE
Mansfield, Ohio — October 26, 2007 — The Gorman-Rupp Company (AMEX:GRC) reported record net sales of $228,737,000 for the nine months ending September 30, 2007 compared to $205,825,000 for the same period in 2006, an increase of 11.1%. Record net income for the nine months of 2007 was $17,105,000 compared to $16,649,000 in 2006, equal to earnings per share of $1.28 and $1.25, respectively.
Record third quarter 2007 net sales were $74,629,000 compared to $70,833,000 during the same period in 2006. Net income for the third quarter was $5,475,000 compared to $6,612,000 in 2006. Earnings per share for the quarter were $0.41 in 2007 compared to $0.50 in 2006.
The Company realized higher healthcare expense of $385,000 during the third quarter and $1,463,000 for the nine months of 2007 compared to the same periods in 2006, impacting earnings per share by $0.02 and $0.07, respectively.
The effective tax rate for the third quarter of 2007 was 35.1% compared to 24.6% for the same period in 2006. Income taxes during the third quarter 2006 were favorably impacted by reductions in state tax liability estimates and deferred research and development tax credits totaling approximately $1,018,000, equal to $0.08 per share.
Strong incoming orders during the quarter resulted in a record backlog of $123.7 million at September 30, 2007, a 46.6% increase from a year ago and 26.2% higher than the backlog of $98.0 million at June 30, 2007. Increased orders for fabricated components for the power generation market and increased demand arising from continued global focus on water, wastewater, flood control, fire protection and infrastructure improvement are major contributors to the record backlog.
The Company is proud to have again been named as one of Forbes Magazine’s “200 Best Small Companies” in the October, 2007 edition. In addition, the Company has been recognized in the 2007 edition of America’s Finest Companies by the Staton Institute.
“We are extremely encouraged by the amount of new orders received during the quarter and pleased with the record sales and backlog for the third quarter and nine months,” reported Jeffrey Gorman, President and CEO. “Strong domestic sales growth combined with increased penetration in international markets have contributed to the Company’s performance. The record backlog at the end of the quarter favorably positions the Company for the coming months.”
At its October 25, 2007 meeting, the Board of Directors of the Company declared a five-for-four split of the Company’s Common Shares in the form of a distribution of one additional Common Share for each four Common Shares previously issued. The distribution will be made on December 10, 2007 to shareholders of record at the close of business on November 15, 2007.
Cash payments will be made to shareholders in settlement of fractional-share interests resulting from the distribution on the basis of the average of the high and low sales price of the Company’s Common Shares on the American Stock Exchange on the record date (or, if there are no sales on the record date, then on the first preceding day on which there were sales), adjusted to reflect the distribution.

Exhibit 99

National City Bank (Cleveland, Ohio), the Transfer Agent and Registrar for the Common Shares of the Company, will accept instructions from brokers and nominees regarding their requirements in respect to the distribution until December 3, 2007.
After giving effect to the issuance of the additional Common Shares in the distribution, the most recent quarterly cash dividend rate of $0.12 per Common Share would be equivalent to $0.096 per share.
In other action, the Board of Directors of the Company declared a quarterly cash dividend of $0.10 per share on the Common Stock of the Company, payable December 10, 2007, to shareholders of record November 15, 2007. The cash dividend is payable on post-split shares and represents a 4.2% increase over the equivalent post-split dividend paid during the previous quarter.
This marks the 231st consecutive dividend paid by the Company.
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006

Net sales	$74,629	$70,833	$228,737	$205,825
Cost of products sold	58,362	54,243	178,306	158,698

Gross Profit	16,267	16,590	50,431	47,127

Selling, general and administrative expenses	8,342	8,179	25,068	23,928

Operating Income	7,925	8,411	25,363	23,199
Other income (expense) — net	507	361	1,550	1,004

Income Before Income Taxes	8,432	8,772	26,913	24,203
Income taxes	2,957	2,160	9,808	7,554

Net Income	$5,475	$6,612	$17,105	$16,649

Basic and Diluted Earnings Per Share	$0.41	$0.50	$1.28	$1.25
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	September 30,	December 31,
	2007	2006
Assets

Cash and short-term investments	$29,006	$16,855
Accounts receivable — net	47,121	45,135
Inventories — net	50,230	50,299
Deferred income taxes and other current assets	8,116	7,829

Total Current Assets	134,473	120,118

Property, Plant and Equipment — Net	56,290	52,351
Deferred income taxes and other assets	18,035	15,071

Total Assets	$208,798	$187,540

Liabilities and Shareholders’ Equity

Accounts payable	$12,444	$10,417
Accrued liabilities and expenses	22,295	17,229

Total Current Liabilities	34,739	27,646

Income Taxes Payable	1,569	—
Retirement Benefits	668	4,185
Postretirement Benefits	28,547	27,567

Minority Interest	523	—

Shareholders’ Equity	142,752	128,142

Total Liabilities and Shareholders’ Equity	$208,798	$187,540

Shares outstanding	13,363,004	13,360,004